CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES G CONVERTIBLE PREFERRED STOCK
of
OMNIRELIANT HOLDINGS, INC.

OmniReliant Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (“Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $.00001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

Capitalized terms used and not otherwise immediately defined shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated June 30, 2010 or shall be defined in Section 8 below.

1.           Designation, Amount, Stated Value and Par Value. The series of preferred stock shall be designated as its Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and the number of shares so designated shall be 5,000,000.  The par value of each issued share of Series G Preferred Stock shall be $.00001 per share, and the stated value of each issued share of Series G Preferred Stock shall be deemed to be $1.00 (the “Stated Value”).  The Series G Preferred Stock shall have a mandatory redemption date of June 30, 2013 (the “Mandatory Redemption Date”)

2.           Dividends and Distributions.

a.           Dividends.

(i)           Quarterly Cumulative Preferred Dividends.  Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each Holder of the Series G Preferred Stock shall be entitled to receive cash dividends payable on the Stated Value of the Series G Preferred Stock at a rate of 8% per annum (“Quarterly Preferred Dividends”), which shall be cumulative, accrue daily from the Original Issuance Date and be due and payable on the last day of March, June, September and December of each year (each a “Quarterly Dividend Date”). Such dividends shall accrue whether or not declared, and the accumulation of unpaid dividends shall bear interest at a rate of 8% per annum.  If a Quarterly Dividend Date is not a Business Day, then the dividend shall be due and payable on the Business Day immediately following such Quarterly Dividend Date.

(ii)           Additional Dividend.  If the Special Preferred Distribution payable pursuant to Section 2(b) hereof has not been paid to Holders of the Series G Preferred Stock by June 30, 2011, then, in addition to Quarterly Preferred Dividends payable pursuant to Section 2(a)(i) hereof, each Holder of Series G Preferred Stock shall be entitled to receive an additional one-time cash dividend on June 30, 2011, in an amount equal to the Stated Value of the Series G Prefered Stock for each share of Series G Preferred Stock then held by such Holder (the “Additional Dividend”).  Such Additional Dividend shall accrue whether or not declared, and the accumulation of any unpaid amount of such Additional Dividend shall bear interest at a rate of 8% per annum.

b.           Special Preferred Distribution.

(i)           Prior to such time that the Corporation permits the exercise of any of the Management Options, the Corporation shall declare and pay to each Holder of Series G Preferred Stock with respect to each share of Series A Preferred Stock then held by such Holder the Special Preferred Distribution (defined below).  Notwithstanding the foregoing, the exercise of the Management Options shall not be prohibited if the Corporation has the funds to pay the Special Preferred Distribution and (i) the Board of Directors elects not to distribute the Special Preferred Distribution or (ii)  it offers to pay the Special Preferred Distribution, but the Holders of the Series G Preferred Stock, in their sole discretion, elect to waive the payment of the Special Preferred Distribution.  Additionally, if the Special Preferred Distribution is paid to the Holders of the Series G Preferred Stock in part, the Management Options will become exercisable on a pro rata basis, proportionate to the amount of payment made under the Special Preferred Distribution.

(ii)           If the Special Preferred Distribution has not been paid to Holders of the Series A Preferred Stock before the Mandatory Redemption Date, then each Holder of Series G Preferred Stock shall be entitled to receive, with respect to each share of Series G Preferred Stock then held by such Holder, the Special Preferred Distribution on the Mandatory Redemption Date.  Such Special Preferred Distribution shall accrue whether or not declared on the Mandatory Redemption Date, and the accumulation of any unpaid amount of such Special Preferred Distribution shall bear interest at a rate of 8% per annum.  For the avoidance of doubt, the Special Preferred Distribtion with respect to each share of Series A Prefered Stock outstanding on the Mandatory Redemption Date shall become due and payable on such date regardless of whether such share is redeemed by the Coporation on such date.

(iii)           “Special Preferred Distribution” means, with respect to each share of Series A Prefered Stock, an amount equal to (A) the sum of (1) the product of the Stated Value of such share multiplied by 8.12, plus (2) all accrued but upaid Quarterly Preferred Dividends thereon, less (B) the amount of the Additional Dividend, if any, paid on such share prior to the payment date of the Special Prefered Distribution.

c.           Payment Procedures.  Dividends and distributions shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series G Preferred Stock shall not have been paid or set apart in full for the Series G Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of any Junior Security.  When dividends are not paid in full upon the shares or fractions of a share of Series G Preferred Stock and any other Pari Passu Security, all dividends declared upon this series and any other Pari Passu Security shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series G Preferred Stock and such other Pari Passu Security shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series G Preferred Stock and such other Pari Passu Security bear to each other.

3.           Voting.

a.           Voting Rights.

(i)           Board of Directors.  So long as any shares of Series G Preferred Stock are outstanding, the holders of outstanding shares of Series G Preferred Stock shall, voting together as a separate class, be entitled to elect two Directors to the Board (the “Series G Directors”).  The Series G Directors shall be elected by a plurality vote of holders of Series G Preferred Stock, with the elected candidates being the individuals receiving the greatest number of affirmative votes (with each holder of Series G Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series G Preferred Stock held by such holder) of the outstanding shares of Series G Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect.  The election of the Series G Directors shall occur:

(1)           at the annual meeting of holders of capital stock;

(2)           at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors;

(3)           at any special meeting of holders of Series G Preferred Stock called by holders of not less than a majority of the outstanding shares of Series G Preferred Stock; or

(4)           by the written consent of holders of the outstanding shares of Series G Preferred Stock entitled to vote for Series G Directors in the manner and on the basis specified above.

If, at any time when the holders of Series G Preferred Stock are entitled to elect Series G Directors, any such Series G Director should cease to be a Director for any reason, the vacancy shall be filled only by the vote or written consent of the holders of the outstanding shares of Series G Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Series G Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series G Preferred Stock entitled to the number of votes specified in Section 3(a)(ii) hereof.  The holders of outstanding shares of Series G Preferred Stock, may, in their discretion, determine not to elect Series G Directors as provided herein from time to time, and during any such period the Board nonetheless shall be deemed duly constituted.

(ii)           Other Matters.  Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series G Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series G Preferred Stock held by such Holder in all matters as to which holders of Common Stock are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles as amended hereby, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of this Corporation entitled to vote on an action.  Without limiting the generality of the foregoing the Corporation may take any of the actions by the affirmative vote of the holders of a majority of the Series G Preferred Stock and the Common Stock and other voting Common Stock Equivalents, voting together as one class, with each holder of Series G Preferred Stock having the number of votes set forth above.

b.           Limitations on Corporate Actions.  Notwithstanding anything to the contrary in Section 3(a) above, as long as any shares of Series G Preferred Stock are outstanding, the Corporation agrees that it shall be bound by its covenants set forth in Sections 4.13 and 4.14 of the Securities Purchase Agreement.

4.           Liquidation, Dissolution, or Winding-Down.

a.           Payments to Holders of Series G Preferred Stock.  Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the shares of Series G Preferred Stock shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Security, an amount for each share of Series G Preferred Stock held by such holder equal to the sum of the Stated Value thereof plus all accrued but unpaid dividends thereon (such applicable amount payable with respect to a share of Series G Preferred Stock sometimes being referred to as the “Individual Series G Preferred Liquidation Preference Payment” and with respect to all shares of Series G Preferred Stock in the aggregate sometimes being referred to as the “Aggregate Series G Liquidation Preference Payment”).  If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series G Preferred Stock shall be insufficient to permit payment to the holders of Series G Preferred Stock of an aggregate amount equal to the Aggregate Series G Liquidation Preference Payment, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series G Preferred Stock (based on the Individual Series G Preferred Liquidation Preference Payments due to the respective holders of Series G Preferred Stock).

b.           Payments to Holders of a Junior Security.  After the payment of all preferential amounts required to be paid to the holders of the Series G Preferred Stock and any other Senior Security or Pari Passu Security, the holders of any Junior Security then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s certificate or articles of incorporation.

5.           Conversion.  The holders of Series G Preferred Stock shall have the conversion rights as follows.

a.           Right to Convert.  Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value per share, by the Series G Conversion Price in effect at the time of conversion.  The “Series G Conversion Price” shall be ten cents ($0.10); provided, however, that the Series G Conversion Price, and the rate at which shares of Series G Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below.  Shares of Series G Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b.           Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series G Preferred Stock to be converted, the number of shares of Series G Preferred Stock owned prior to the conversion at issue, the number of shares of Series G Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  To effect conversions of shares of Series G Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series G Preferred Stock to the Corporation unless all of the shares of Series G Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series G Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series G Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES G PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE.  PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c.           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series G Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series G Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d.           Mechanics of Conversion.

i.           Delivery of Certificate Upon Conversion. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates which, on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Transaction Documents) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series G Preferred Stock. On or after the Effective Date, the Corporation shall, upon request of such Holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion by written notice to the Corporation, in which event the Corporation shall promptly return to such Holder any original Series G Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series G Preferred Stock tendered for conversion to the Corporation.

ii.           Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series G Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to this Section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series G Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Deliver Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series G Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series G Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Securities Purchase Agreement) be issuable  upon the conversion of all outstanding shares of Series G Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

6.           Certain Adjustments.

a)  Stock Dividends and Stock Splits. If the Corporation, at any time while this Series G Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series G Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series G Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)           Subsequent Sales. Except with respect to an Exempt Issuance, if the Corporation or any Subsidiary thereof, as applicable, at any time while any share of Series G Preferred Stock is outstanding issues or sells, or in accordance with this Section 6(b) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Series G Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Series G Conversion Price then in effect shall be reduced to the New Issuance Price.  For purposes of determining the adjusted Series G Conversion Price under this Section 6(b), the following shall be applicable:

i.           Issuance of Options.  If the Corporation in any manner grants or sells any Options (defined below) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (defined below) issuable upon exercise of such Option is less than the Applicable Price, then all of such shares of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 6(b), “Convertible Securities” means any stock or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities, and for purposes of this Section 6(b)(i) the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Series G Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

ii.           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then all shares of Common Stock issuable upon conversion of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 6(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Series G Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Series G Conversion Price had been or are to be made pursuant to other provisions of this Section 6(b), no further adjustment of the Series G Conversion Price shall be made by reason of such issue or sale.

iii.           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Series G Conversion Price in effect at the time of such change shall be adjusted to the Series G Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 6(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Series G Conversion Price then in effect.

iv.           Calculation of Consideration Received.  If any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount paid by the purchaser of such Common Stock, Options, or Convertible Securities, before any commissions, discounts, fees or expenses. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business (including goodwill) of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for non-cash consideration, the consideration received therefore will be deemed to be the fair value of such non-cash consideration as determined in good faith by the Board of Directors of the Corporation.

v.           Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(b) in respect of issuances subject to Section 6(a) above.  The Corporation shall notify the Holder in writing, no later than the third (3rd) Trading Day following the issuance of any Common Stock, Options or Convertible Securities subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the New Issuance Price regardless of whether the Holder accurately refers to the New Issuance Price in the Notice of Exercise.

c)           Pro Rata Distributions. If the Corporation, at any time while this Series G Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a)) then, in each such case, the Series G Conversion Price shall be adjusted by multiplying such Series G Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d)           Fundamental Transaction. If, at any time while this Series G Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series G Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Series G Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series G Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series G Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(d) and insuring that this Series G Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

e)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors in good faith will make an appropriate adjustment in the Series G Conversion Price so as to be equitable under the circumstances and otherwise protect the rights of the Holders; provided that no such adjustment will increase the Series G Conversion Price as otherwise determined pursuant to this Section 6.

f)           Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)           Notice to the Holders.

i.  Adjustment to Conversion Price. Whenever the Series G Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Series G Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.  Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series G Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Series G Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

7.           Mandatory Redemption at Maturity.  If any share of Series G Preferred Stock remains outstanding on Mandatory Redemption Date, then on the Mandatory Redemption Date, the Corporation shall redeem each such share of Series G Preferred Stock for an amount in cash equal to its Stated Value plus all accrued and unpaid dividends or distributions thereon, unless the Holder, in its sole discretion, elects to convert each such share at the Series G Conversion Price as of the Mandatory Redemption Date.

8.           Definitions.  As used herein, the following terms shall have the following meanings:

a.           “Affiliate” means any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.           “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c.           “Common Stock” means the Corporation’s common stock, par value $.00001 per share.

d.           “Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e.           “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock in accordance with the terms hereof.

f.           “Effective Date” means the date that the registration statement registering the Conversion Shares for resale is declared effective by the SEC

g.           “Exempt Issuance” means issuance by the Corporation of: (a) shares of Common Stock or options to purchase Common Stock issued to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted by unanimous vote of the members of the Board of Directors of the Corporation or a committee of all the independent directors established for such purpose, (b) securities issued upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities (including the securities set forth on Schedule 3.1(g) of the Securites Purchase Agreement) exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation, as determined by a majority of the directors, and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) Management Options and (e) securities to shareholders of a target company in connection with a Spin-off Transaction.

h.           “Holder” means a holder of Series G Preferred Stock.

i.           “Junior Security” means the Common Stock, the Series C Preferred Stock, the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, all other Common Stock Equivalents of the Corporation existing on the date hereof, and any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series G Preferred Stock as to distribution of assets upon Liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or payment of dividends on shares of equity securities.

j.           “Management Options” means options to purchase (a) up to an aggregate of 12.5% of the shares of Common Stock of the Corporation as of the date hereof on a fully diluted basis issued to executives, consultants, employees and agents of the Corporation (including options issued to Robert DeCecco, Richard Diamond, Christopher Phillips and Stuart Rouse to acquire shares of Common Stock of the Corporation pursuant to their employment or consulting agreements, as the case may be, referenced in Section 2.4(b)(v) of the Securities Purchase Agreement) and (b) shares of common stock of Designer Liquidator, Inc. and/or OmniResponse, Inc. issued to Robert DeCecco, Richard Diamond, Christopher Phillips and Stuart Rouse, as the case may be, granted pursuant to their employment or consulting agreements, as the case may be, referenced in Section 2.4(b)(v) of the Securities Purchase Agreement and provided that such options, by their terms: (a) vest two (2) years from the date of issue; and (b) become exercisable only after payment by the Corporation of the Special Preferred Distribution in full to holders of Series G Preferred Stock or as otherwise contemplated by the terms of the Certificate of Designation.

k.           “Original Issue Date” the date the Corporation initially issues the shares of Series G Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

l.           “Pari Passu Security” means any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series G Preferred Stock as to distribution of assets upon Liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and payment of dividends on shares of equity securities.

m.           “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

n.           “SEC” means the United States Securities and Exchange Commission.

o.           “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

p.           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

q.           “Securities Purchase Agreement” means the Securities Purchase Agreement dated on or about June 30, 2010, by and between the Corporation, and each of the purchasers of Series G Preferred Stock of the Corporation a party thereto.

r.           “Senior Security” means any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series G Preferred Stock as to distribution of assets upon Liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or payment of dividends on shares of equity securities.

s.           “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed with the State of Nevada on November 22, 2006.

t.           “Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock filed with the State of Nevada on May 25, 2007.

u.           “Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock filed with the State of Nevada on October 17, 2007 and amended on July 22, 2009.

v.           “Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock filed with the State of Nevada on April 30, 2008 and amended on July 22, 2009.

w.           “Series E Preferred Stock” means the Series E Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series E Preferred Stock filed with the State of Nevada on August 27, 2009.

x.           “Series F Preferred Stock” means the Series F Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series F Preferred Stock filed with the State of Nevada on February 12, 2009 and amended on July 22, 2009.

y.           “Series H Preferred Stock” means the Series H Preferred Stock of the Corporation and such designations, preferences and limitations as set forth in the Certificate of Designation, Preferences and Rights of Series H Preferred Stock, which as of the date of this Certificate of Designations has not been filed with the State of Nevada.

z.            “Series G Warrant” means the Series G Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement.

aa.           “Spin-off Transaction” means a transaction whereby certain Subsidiaries, assets, brands and/or lines of business of the Corporation or a Subsidiary may be spun-off and merged with and into a public shell company.

bb.           “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

cc.           “Trading Day” means a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed or quoted for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quoted on a quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.

dd.           “Trading Market” means the following exchanges on which the Common Stock is listed for trading on the date in question: the New York Stock Exchange, the Nasdaq Capital Market or the Nasdaq Global Market, the American Stock Exchange, the OTCBB, or Pink Sheets.

ee.           “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

ff.           “VWAP” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on a national securities exchange (an “Exchange”), the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the weighted average of the closing  sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the Over the Counter Bulletin Board (the “OTCBB”), or any other successor organization; (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by  the "pink sheets" by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as  reported on the OTCBB or in the "pink sheets" by the Pink Sheets, LLC on the last five (5) Trading Days; or (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the Corporation.

IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of the Corporation on this 30th day of June, 2010.

OMNIRELIANT HOLDINGS, INC.

By:
Robert DeCecco
Chief Executive Officer

(Signature Page to Series G Preferred Certificate of Designations)

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES G PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock indicated below into shares of common stock, $.00001 par value per share (the “Common Stock”), of OmniReliant Holdings, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title: